Ex. 99.28(d)(14)(v)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Cooke & Bieler L.P.

 This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Cooke & Bieler L.P., a Pennsylvania limited partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as identified on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed, to amend the Agreement to update Section 20., entitled “Notices”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The sub-section entitled, “To the Sub-Adviser,” within Section 20., entitled “Notices,” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	John Hamblett
Cooke & Bieler, L.P.
Two Commerce Square
2001 Market Street, Suite 4000
Philadelphia, PA 19103
Email address: jhamblett@cooke-bieler.com

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective December 3, 2020.

Jackson National Asset Management, LLC		Cooke & Bieler, L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Linda N. Perna
Name:	Mark D. Nerud	Name:	Linda N. Perna
Title:	President and CEO	Title:	Partner